Prospectus Supplement No. 4                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 12, 2004)          Registration Number 333-111738

                                  $270,000,000

                              QUANTA SERVICES, INC.

               4.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
                                       AND
    THE COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES

                        ---------------------------------

         This prospectus supplement relates to the resale by selling security holders of our 4.50% Convertible Subordinated Debentures Due 2023 and the shares of our common stock issuable upon the conversion or repurchase of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 12, 2004, Supplement No. 1 to such prospectus dated March 8, 2004, Supplement No. 2 to such prospectus dated March 26, 2004 and Supplement No. 3 to such prospectus dated April 30, 2004. The terms of the debentures are set forth in the prospectus.

         THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 5 OF THE PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                      PRINCIPAL AMOUNT OF
                                                           DEBENTURES            PERCENTAGE OF        SHARES OF        PERCENTAGE OF
                                                       BENEFICIALLY OWNED         DEBENTURES         COMMON STOCK      COMMON STOCK
NAME                                                    THAT MAY BE SOLD          OUTSTANDING          OFFERED          OUTSTANDING
----                                                  -------------------        -------------       ------------      -------------
PRS Convertible Arbitrage Master Fund (1).......       $     1,200,000                 *               107,759               *
Xavex Convertible Arbitrage 8 Fund (1)......           $       300,000                 *                26,940               *

------------------------
* Less than one percent.

(1) PRS International Consulting Inc., as the investment advisor to the PRS Convertible Arbitrage Master Fund and the Xavex Convertible Arbitrage 8 Fund, has voting and dispositive power over the securities held by this security holder. Jonathan Arnold and Kent Siefers are the investment principals for PRS International Consulting Inc.

                        ---------------------------------

           The date of this prospectus supplement is November 8, 2004.